Filed by Federated Municipal High Yield Advantage Fund, Inc.

Pursuant to Rule 14a-6 of the Securities Act of 1934

Subject Company: Federated Municipal High Yield Advantage Fund, Inc. Commission File No. 811-4533




Dear Shareholder:

As discussed in the Proxy Statement that was previously mailed to you, the Board of Directors of Federated Municipal High Yield Advantage Fund, Inc. (the "Fund"), a Maryland corporation, approved a proposal to reorganize (the "Reorganization") the Fund into Federated Municipal High Yield Advantage Fund (the "Reorganized Fund"), a series of Federated Municipal Income Securities Trust, a Massachusetts business trust. The purpose of the proposed Reorganization is to convert the Fund from a Maryland corporation to a Massachusetts business trust, which will result in tax savings for the Reorganized Fund.

This proposal has been submitted to Fund shareholders for approval, and Proxy Statements were mailed on or about September 13, 2006 to Fund shareholders. A shareholder meeting of the Fund to vote on the proposed Reorganization is scheduled to occur on October 19, 2006. If Fund shareholders approve the Reorganization, the number of shares you own and the value of your account will not change. We urge you to read the Proxy Statement and cast your vote on the proposal.

According to our records, you currently have share certificate(s) of the Fund outstanding. We are asking you to surrender your share certificate(s) now, in the event the Reorganization occurs. This is important because the Fund stopped issuing, and the Reorganized Fund does not issue, share certificates. Therefore if you were to redeem or exchange shares represented by certificates previously issued by the Fund, you would need to return the certificate(s) with your written request for your redemption or exchange. Because the Reorganized Fund does not issue share certificates, if the Reorganization is approved, all shares of the Reorganized Fund will be held in "book entry" (uncertificated) form.
This allows redemptions and exchanges to be processed quickly - without the delay involved when a certificate has to be returned. Your account statements will reflect your complete holdings in the Fund prior to the Reorganization and in the Reorganized Fund if the Reorganization is approved.

For your protection, send your certificate(s) by registered or certified mail, but do not endorse them. Even though this is currently the procedure for handling certificated shares, our experience has shown that it is more efficient for you to deal with your certificates before a reorganization takes place. For your protection, we recommend that you send the unsigned certificate by registered or certified mail to:

      The Federated Funds
      30 Dan Road
      Canton, MA  02021

Please call 1-800-245-4700 if you can't locate the certificate or have any questions regarding the proxy.

Thank you for your cooperation.

Sincerely,


/s/ J. Christopher Donahue
J. Christopher Donahue
President
Federated Municipal High Yield Advantage Fund, Inc.

Federated Municipal High Yield Advantage Fund, Inc. (ICA No. 811-4533) has filed a proxy statement and other relevant documents concerning the planned transactions with the United States Securities and Exchange Commission (the "SEC"). INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PLANNED TRANSACTION, OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS. Investors will be able to obtain these documents, and information regarding the participants in the planned transaction, free of charge at the SEC Web site (www.sec.gov). In addition, documents filed with the SEC by Federated are available free of charge at 1-800-341-7400.